Exhibit 99

Accenture Reports Strong Second-Quarter Fiscal 2018 Results

-- Revenues increase 15% in U.S. dollars and 10% in local currency to $9.6 billion --

-- EPS of $1.37 include a $0.21 charge related to U.S. tax law changes; excluding this charge,
EPS are $1.58, compared with $1.33 in the second quarter last year --

-- Operating income increases 13% to $1.28 billion, with operating margin of 13.4% --

-- New bookings are $10.3 billion, with consulting bookings of $5.7 billion and outsourcing bookings of $4.6 billion --

-- Company declares semi-annual cash dividend of $1.33 per share, a 10% increase over the prior year --

-- Accenture updates business outlook for fiscal 2018; raises range for full-year revenue growth to 7-9% in local currency; raises outlook for adjusted EPS to $6.61 to $6.70; lowers operating margin to 14.8%; and raises outlook for free cash flow to $4.6 billion to $4.9 billion --

NEW YORK; Mar. 22, 2018 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2018, ended Feb. 28, 2018, with net revenues of $9.6 billion, an increase of 15 percent in U.S. dollars and 10 percent in local currency over the same period last year.

Diluted earnings per share were $1.37, including a charge of $137 million, or $0.21 per share, related to the enactment of the U.S. Tax Cuts and Jobs Act. Excluding this charge, diluted earnings per share were $1.58, compared with $1.33 for the second quarter last year.

Operating income for the quarter was $1.28 billion, an increase of 13 percent over the same period last year, and operating margin was 13.4 percent.

New bookings for the quarter were $10.3 billion, with consulting bookings of $5.7 billion and outsourcing bookings of $4.6 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We are very pleased with our strong financial results for the second quarter. We again delivered broad-based, double-digit revenue growth and gained significant market share. Our record new bookings of $10.3 billion demonstrate that we continue to provide highly relevant services to our clients. We also delivered significant value for shareholders, driven by EPS growth of 19 percent on an adjusted basis and very strong free cash flow.

“We continue to benefit from the substantial investments we are making to scale our leadership positions in high-growth areas including digital, cloud and security services, which together now account for more than 55 percent of total revenues. With our highly differentiated capabilities and strong momentum in the business, we are confident in our ability to continue growing ahead of the market and delivering value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the second quarter of fiscal 2018 were $9.59 billion, compared with $8.32 billion for the second quarter of fiscal 2017, an increase of 15 percent in U.S. dollars and 10 percent in local currency. Net revenues for the quarter reflect a foreign-exchange impact of positive 5.5 percent, compared with the positive 4.5 percent impact we had previously assumed. Adjusting for the actual foreign-exchange impact, the company’s guided range for quarterly net revenues was $9.24 billion to $9.49 billion. Accenture’s second quarter fiscal 2018 net revenues were approximately $95 million above this adjusted range.

▪	Consulting net revenues for the quarter were $5.16 billion, an increase of 17 percent in U.S. dollars and 11 percent in local currency compared with the second quarter of fiscal 2017.

▪	Outsourcing net revenues were $4.43 billion, an increase of 13 percent in U.S. dollars and 8 percent in local currency compared with the second quarter of fiscal 2017.

Diluted EPS for the quarter were $1.37, compared with $1.33 for the second quarter last year. The charge related to U.S. tax law changes had a negative $0.21 impact on EPS in the second quarter of fiscal 2018. Excluding this charge, EPS for the quarter were $1.58, an increase of $0.25 from the second quarter last year. The $0.25 increase in EPS on an adjusted basis reflects:

▪	a $0.17 increase from higher revenue and operating results;

▪	a $0.10 increase from a lower effective tax rate; and

▪	a $0.01 increase from a lower share count;

partially offset by

▪	a $0.02 decrease from higher non-operating expense; and

▪	a $0.01 decrease from higher income attributable to noncontrolling interests.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 29.7 percent, compared with 30.1 percent for the second quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.57 billion, or 16.3 percent of net revenues, compared with $1.37 billion, or 16.4 percent of net revenues, for the second quarter last year.

Operating income for the quarter increased 13 percent, to $1.28 billion, or 13.4 percent of net revenues, compared with $1.14 billion, or 13.7 percent of net revenues, for the second quarter of fiscal 2017.

The company’s effective tax rate for the quarter was 26.1 percent, compared with 20.7 percent for the second quarter last year. Excluding the enactment date impact of the U.S. tax law changes, the effective tax rate for the second quarter of fiscal 2018 was 15.1 percent. The lower effective tax rate on an adjusted basis was primarily due to lower expenses for adjustments to prior-year tax liabilities, partially offset by lower benefits from final determinations of prior-year tax liabilities.

Net income for the quarter was $920 million, compared with $887 million for the second quarter last year. Excluding the impact of the U.S. tax law changes, net income for the second quarter of fiscal 2018 was $1.06 billion.

Operating cash flow for the quarter was $924 million and property and equipment additions were $133 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $791 million for the quarter. For the same period last year, operating cash flow was $155 million; property and equipment additions were $104 million; and free cash flow was $50 million.

Days services outstanding, or DSOs, were 40 days at Feb. 28, 2018, compared with 39 days at Aug. 31, 2017 and 42 days at Feb. 28, 2017.

Accenture’s total cash balance at Feb. 28, 2018 was $3.6 billion, compared with $4.1 billion at Aug. 31, 2017.

New Bookings

New bookings for the second quarter were $10.3 billion and reflect a positive 5.5 percent foreign-currency impact compared with new bookings in the second quarter last year.

▪	Consulting new bookings were $5.7 billion, or 55 percent of total new bookings.

▪	Outsourcing new bookings were $4.6 billion, or 45 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.93 billion, compared with $1.62 billion for the second quarter of fiscal 2017, an increase of 19 percent in U.S. dollars and 15 percent in local currency.

▪	Financial Services: $2.02 billion, compared with $1.77 billion for the second quarter of fiscal 2017, an increase of 14 percent in U.S. dollars and 7 percent in local currency.

▪	Health & Public Service: $1.64 billion, compared with $1.51 billion for the second quarter of fiscal 2017, an increase of 9 percent in U.S. dollars and 6 percent in local currency.

▪	Products: $2.63 billion, compared with $2.26 billion for the second quarter of fiscal 2017, an increase of 16 percent in U.S. dollars and 10 percent in local currency.

▪	Resources: $1.34 billion, compared with $1.14 billion for the second quarter of fiscal 2017, an increase of 17 percent in U.S. dollars and 11 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the second quarter of fiscal 2018 were as follows:

▪	North America: $4.28 billion, compared with $3.96 billion for the second quarter of fiscal 2017, an increase of 8 percent in both U.S. dollars and local currency.

▪	Europe: $3.48 billion, compared with $2.84 billion for the second quarter of fiscal 2017, an increase of 23 percent in U.S. dollars and 10 percent in local currency.

▪	Growth Markets: $1.82 billion, compared with $1.52 billion for the second quarter of fiscal 2017, an increase of 20 percent in U.S. dollars and 15 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of $1.33 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on April 12, 2018. This dividend is payable on May 15, 2018.

Combined with the semi-annual cash dividend of $1.33 per share paid on Nov. 15, 2017, this will bring the total dividend payments for the fiscal year to $2.66 per share, for total projected cash dividend payments of approximately $1.71 billion.

Share Repurchase Activity

During the second quarter of fiscal 2018, Accenture repurchased or redeemed 5.2 million shares, including 2.8 million shares repurchased in the open market, for a total of $804 million. This brings Accenture’s total share repurchases and redemptions for the first half of fiscal 2018 to 9.2 million shares, including 6.0 million shares repurchased in the open market, for a total of $1.37 billion.

Accenture’s total remaining share repurchase authority at Feb. 28, 2018 was approximately $2.1 billion.

At Feb. 28, 2018, Accenture had approximately 644 million total shares outstanding, including 618 million Accenture plc Class A ordinary shares and minority holdings of 27 million shares (Accenture Holdings plc ordinary shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

Third Quarter Fiscal 2018

Accenture expects net revenues for the third quarter of fiscal 2018 to be in the range of $9.90 billion to $10.15 billion, 6 percent to 9 percent growth in local currency, reflecting the company’s assumption of a positive 5.5 percent foreign-exchange impact compared with the third quarter of fiscal 2017.

Fiscal Year 2018

Accenture’s business outlook for the full 2018 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be positive 4.0 percent compared with fiscal 2017; the previous foreign-exchange assumption was positive 2.5 percent.

For fiscal 2018, the company now expects net revenue growth to be in the range of 7 percent to 9 percent in local currency, compared with 6 percent to 8 percent previously.

The company now expects GAAP diluted EPS to be in the range of $6.40 to $6.49, including the $0.21 charge related to U.S. tax law changes. Excluding this charge, the company now expects EPS to be in the range of $6.61 to $6.70, compared with $6.48 to $6.66 previously.

Accenture now expects operating margin for the full fiscal year to be 14.8 percent, consistent with the adjusted operating margin for fiscal 2017; the company previously expected operating margin to expand 10 to 30 basis points on an adjusted basis.

For fiscal 2018, the company now expects operating cash flow to be in the range of $5.2 billion to $5.5 billion, compared with $5.0 billion to $5.3 billion previously; continues to expect property and equipment additions to be $600 million; and now expects free cash flow to be in the range of $4.6 billion to $4.9 billion, compared with $4.4 billion to $4.7 billion previously.

The company now expects its GAAP annual effective tax rate to be in the range of 24 percent to 26 percent, compared with 22 percent to 24 percent previously. Excluding the enactment date impact of the U.S. tax law changes, the company continues to expect its annual effective tax rate to be in the range of 22 percent to 24 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its second-quarter financial results. To participate, please dial +1 (800) 230-1085 [+1 (612) 288-0340 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EDT today, Thursday, Mar. 22, and continuing until Thursday, June 28, 2018. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, June 28, 2018. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 444873 from 10:30 a.m. EDT Thursday, Mar. 22 through Thursday, June 28, 2018.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 442,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the changing technological environment could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data from security breaches or cyberattacks; the markets in which the company operates are highly competitive, and the company might not be able to compete effectively; the company’s profitability could suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies; changes in our level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on our effective tax rate, results of operations, cash flows and financial condition; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company might not be successful at identifying, acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; the company’s global delivery capability is concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; adverse changes to the company’s relationships with key alliance partners or in the business of its key alliance partners could adversely affect the company’s results of operations; if the company is unable to protect its intellectual property rights or if the company’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended
	February 28, 2018	% of Net Revenues	February 28, 2017	% of Net Revenues	February 28, 2018	% of Net Revenues	February 28, 2017	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$9,585,442	100%	$8,317,671	100%	$19,108,664	100%	$16,833,188	100%
Reimbursements	482,390		444,511		1,013,661		934,597
Revenues	10,067,832		8,762,182		20,122,325		17,767,785
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	6,737,048	70.3%	5,813,515	69.9%	13,208,010	69.1%	11,599,000	68.9%
Reimbursable expenses	482,390		444,511		1,013,661		934,597
Cost of services	7,219,438		6,258,026		14,221,671		12,533,597
Sales and marketing	999,389	10.4%	871,489	10.5%	2,001,178	10.5%	1,760,316	10.5%
General and administrative costs	566,241	5.9%	494,014	5.9%	1,130,832	5.9%	1,003,260	6.0%
Total operating expenses	8,785,068		7,623,529		17,353,681		15,297,173
OPERATING INCOME	1,282,764	13.4%	1,138,653	13.7%	2,768,644	14.5%	2,470,612	14.7%
Interest income	9,459		8,728		20,895		17,025
Interest expense	(3,840)		(3,976)		(8,547)		(7,024)
Other income (expense), net	(43,586)		(12,546)		(42,071)		(18,633)
Gain (loss) on sale of businesses	—		(12,349)		—		(12,349)
INCOME BEFORE INCOME TAXES	1,244,797	13.0%	1,118,510	13.4%	2,738,921	14.3%	2,449,631	14.6%
Provision for income taxes	325,257		231,302		630,839		502,674
NET INCOME	919,540	9.6%	887,208	10.7%	2,108,082	11.0%	1,946,957	11.6%
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc.	(37,401)		(37,961)		(86,534)		(84,413)
Net income attributable to noncontrolling interests – other (1)	(18,436)		(10,495)		(34,185)		(19,316)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$863,703	9.0%	$838,752	10.1%	$1,987,363	10.4%	$1,843,228	10.9%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$863,703		$838,752		$1,987,363		$1,843,228
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc. (2)	37,401		37,961		86,534		84,413
Net income for diluted earnings per share calculation	$901,104		$876,713		$2,073,897		$1,927,641
EARNINGS PER SHARE:
-Basic	$1.40		$1.35		$3.22		$2.96
-Diluted	$1.37		$1.33		$3.16		$2.91
WEIGHTED AVERAGE SHARES:
-Basic	617,854,667		621,999,948		616,838,561		621,787,252
-Diluted	656,118,796		661,079,375		656,381,177		662,446,680
Cash dividends per share	$—		$—		$1.33		$1.21
_________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture Holdings plc ordinary shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

			Percent Increase U.S. Dollars	Percent Increase Local Currency
	Three Months Ended
	February 28, 2018	February 28, 2017
OPERATING GROUPS
Communications, Media & Technology	$1,934,823	$1,620,728	19%	15%
Financial Services	2,024,927	1,769,611	14	7
Health & Public Service	1,642,368	1,511,564	9	6
Products	2,631,305	2,264,828	16	10
Resources	1,337,320	1,144,725	17	11
Other	14,699	6,215	n/m	n/m
TOTAL Net Revenues	9,585,442	8,317,671	15%	10%
Reimbursements	482,390	444,511	9
TOTAL REVENUES	$10,067,832	$8,762,182	15%
GEOGRAPHY (1)
North America	$4,277,253	$3,956,089	8%	8%
Europe	3,484,692	2,842,315	23	10
Growth Markets	1,823,497	1,519,267	20	15
TOTAL Net Revenues	$9,585,442	$8,317,671	15%	10%
TYPE OF WORK
Consulting	$5,158,968	$4,405,985	17%	11%
Outsourcing	4,426,474	3,911,686	13	8
TOTAL Net Revenues	$9,585,442	$8,317,671	15%	10%

			Percent Increase U.S. Dollars	Percent Increase Local Currency
	Six Months Ended
	February 28, 2018	February 28, 2017
OPERATING GROUPS
Communications, Media & Technology	$3,804,593	$3,306,924	15%	12%
Financial Services	4,084,041	3,579,380	14	9
Health & Public Service	3,276,479	3,012,338	9	7
Products	5,215,361	4,584,997	14	10
Resources	2,670,214	2,339,583	14	10
Other	57,976	9,966	n/m	n/m
TOTAL Net Revenues	19,108,664	16,833,188	14%	10%
Reimbursements	1,013,661	934,597	8
TOTAL REVENUES	$20,122,325	$17,767,785	13%
GEOGRAPHY (1)
North America	$8,561,918	$7,937,164	8%	7%
Europe	6,934,064	5,800,277	20	10
Growth Markets	3,612,682	3,095,747	17	16
TOTAL Net Revenues	$19,108,664	$16,833,188	14%	10%
TYPE OF WORK
Consulting	$10,343,396	$8,999,004	15%	11%
Outsourcing	8,765,268	7,834,184	12	9
TOTAL Net Revenues	$19,108,664	$16,833,188	14%	10%
_________
n/m = not meaningful

(1)
Effective September 1, 2017, we revised the reporting of our geographic regions as follows: North America (the United States and Canada), Europe and Growth Markets (Asia Pacific, Latin America, Africa, the Middle East and Turkey). Four countries, including Russia, were previously in Growth Markets, but are now included in Europe. Prior period amounts have been reclassified to conform to the current period presentation.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended
	February 28, 2018		February 28, 2017
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$315,603	16%	$214,738	13%	$100,865
Financial Services	307,926	15	268,164	15	39,762
Health & Public Service	155,420	9	189,115	13	(33,695)
Products	374,114	14	363,762	16	10,352
Resources	129,701	10	102,874	9	26,827
Total	$1,282,764	13.4%	$1,138,653	13.7%	$144,111

	Six Months Ended
	February 28, 2018		February 28, 2017
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$610,528	16%	$472,582	14%	$137,946
Financial Services	677,179	17	587,653	16	89,526
Health & Public Service	378,610	12	388,342	13	(9,732)
Products	784,503	15	772,461	17	12,042
Resources	317,824	12	249,574	11	68,250
Total	$2,768,644	14.5%	$2,470,612	14.7%	$298,032

ACCENTURE PLC

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE, AS REPORTED (GAAP), TO NET INCOME AND DILUTED EARNINGS PER SHARE, AS ADJUSTED (NON-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	February 28, 2018			February 28, 2017
	As Reported (GAAP)	Tax Law Changes (1)	Adjusted (Non-GAAP)	As Reported (GAAP)
Income before income taxes	$1,244,797	$—	$1,244,797	$1,118,510
Provision for income taxes	325,257	(136,724)	188,533	231,302
Net income	$919,540	$136,724	$1,056,264	$887,208

Effective tax rate	26.1%		15.1%	20.7%
Diluted earnings per share	$1.37	$0.21	$1.58	$1.33

	Six Months Ended
	February 28, 2018			February 28, 2017
	As Reported (GAAP)	Tax Law Changes (1)	Adjusted (Non-GAAP)	As Reported (GAAP)
Income before income taxes	$2,738,921	$—	$2,738,921	$2,449,631
Provision for income taxes	630,839	(136,724)	494,115	502,674
Net Income	$2,108,082	$136,724	$2,244,806	$1,946,957

Effective tax rate	23.0%		18.0%	20.5%
Diluted earnings per share	$3.16	$0.21	$3.37	$2.91
_______________
(1) Represents the provisional tax expense associated with the enactment of the U.S. Tax Cuts and Jobs Act.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	February 28, 2018	August 31, 2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,595,079	$4,126,860
Short-term investments	3,418	3,011
Receivables from clients, net	5,030,698	4,569,214
Unbilled services, net	2,480,603	2,316,043
Other current assets	1,175,150	1,082,161
Total current assets	12,284,948	12,097,289
NON-CURRENT ASSETS:
Unbilled services, net	35,786	40,938
Investments	218,509	211,610
Property and equipment, net	1,196,195	1,140,598
Goodwill	5,286,197	5,002,352
Other non-current assets	4,111,344	4,197,103
Total non-current assets	10,848,031	10,592,601
TOTAL ASSETS	$23,132,979	$22,689,890
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$2,914	$2,907
Accounts payable	1,367,464	1,525,065
Deferred revenues	2,930,645	2,669,520
Accrued payroll and related benefits	3,570,698	4,060,364
Other accrued liabilities	1,496,191	1,566,423
Total current liabilities	9,367,912	9,824,279
NON-CURRENT LIABILITIES:
Long-term debt	25,923	22,163
Other non-current liabilities	3,300,718	3,133,248
Total non-current liabilities	3,326,641	3,155,411
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	9,682,687	8,949,477
NONCONTROLLING INTERESTS	755,739	760,723
TOTAL SHAREHOLDERS’ EQUITY	10,438,426	9,710,200
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,132,979	$22,689,890

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$919,540	$887,208	$2,108,082	$1,946,957
Depreciation, amortization and asset impairments	220,664	187,807	453,297	375,240
Share-based compensation expense	293,035	252,527	505,926	402,323
(Gain) loss on sale of businesses	—	12,349	—	12,349
Change in assets and liabilities/other, net	(509,182)	(1,185,188)	(1,137,410)	(1,498,284)
Net cash provided by (used in) operating activities	924,057	154,703	1,929,895	1,238,585
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(132,896)	(104,409)	(266,248)	(188,962)
Purchases of businesses and investments, net of cash acquired	(216,607)	(230,091)	(344,104)	(829,198)
Proceeds from the sale of businesses and investments, net of cash transferred	(398)	(15,721)	(398)	(22,921)
Other investing, net	4,225	6,055	6,115	7,293
Net cash provided by (used in) investing activities	(345,676)	(344,166)	(604,635)	(1,033,788)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	143,495	138,190	383,225	350,901
Purchases of shares	(803,947)	(815,648)	(1,367,085)	(1,403,583)
Cash dividends paid	—	—	(853,614)	(785,127)
Other financing, net	(42,752)	(3,862)	(44,750)	(6,286)
Net cash provided by (used in) financing activities	(703,204)	(681,320)	(1,882,224)	(1,844,095)
Effect of exchange rate changes on cash and cash equivalents	38,191	32,587	25,183	(27,449)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(86,632)	(838,196)	(531,781)	(1,666,747)
CASH AND CASH EQUIVALENTS, beginning of period	3,681,711	4,077,058	4,126,860	4,905,609
CASH AND CASH EQUIVALENTS, end of period	$3,595,079	$3,238,862	$3,595,079	$3,238,862